Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Partners
WAMCO Partnerships:

We consent to the incorporation by reference in the registration statements (Nos. 333-10345, 333-48671, 333-59333, 333-00623 and 333-09485) on Forms S-3 and S-8 of FirstCity Financial Corporation, of our report dated March 31, 2009, with respect to the combined balance sheets of the WAMCO Partnerships as of December 31, 2008 and 2007, and the related combined statements of operations, changes in partners’ capital, and cash flows for each of the years in the three-year period ended December 31, 2008, which report appears in the December 31, 2008 Annual Report on Form 10-K of FirstCity Financial Corporation. Our report refers to the WAMCO Partnerships’ adoption of Securities and Exchange Commission Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in the Current Year Financial Statements, as of December 31, 2006, as discussed in note 2 to the combined financial statements.

KPMG LLP

Dallas, Texas
March 31, 2009